Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 151,993,555.58		$ 23,270.21
	Total Transaction Valuation:	$ 151,993,555.58
	Total Fees Due for Filing:			$ 23,270.21
	Total Fees Previously Paid:			$ 23,270.21
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction valuation is calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $23,270.21 was paid in connection with the filing of the Schedule TO-I by Golub Capital Private Credit Fund (File No. 005-94264) on September 25, 2025 (the "Schedule TO"). The amount of filing fee is calculated at $153.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A